NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (July 30, 2007) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2007, of $3,786,000 or $0.47 per share. This compares to net income of $3,769,000 or $0.46 per share for the quarter ended March 31, 2007, and compares to net income of $5,178,000 or $0.61 per share for the quarter ended June 30, 2006.
     Net income for the nine months ended June 30, 2007, was $12,129,000 or $1.48 per share, compared to net income of $15,102,000 or $1.79 per share for the nine months ended June 30, 2006. The Company's earnings continue to be adversely impacted by the current structure of interest rates and the continued slowing of the residential real estate market.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.
                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/07      3/31/07      6/30/06     6/30/07      6/30/06
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   10,436       10,301       11,621       31,436       35,502
Provision for loan losses                     175          633          250          934          408
Non-interest income                         5,858        5,411        6,622       16,764       17,784
Non-interest expense                        9,961        8,949        9,571       27,539       28,950
Income tax expense                          2,372        2,361        3,244        7,598        8,826
                                           -------      -------      -------      -------     -------
   Net income                          $    3,786        3,769        5,178       12,129       15,102
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,535,846    1,545,897    1,550,347    1,535,846   1,550,347
Total loans and mortgage-backed
  and related securities                 1,420,192    1,425,549    1,462,586    1,420,192   1,462,586
Customer and brokered deposit
  accounts                                 849,372      819,119      886,899      849,372     886,899
Stockholders' equity                       149,191      150,924      153,382      149,191     153,382


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.81        18.78        18.33        18.81       18.33
Earnings per share                            0.47         0.46         0.61         1.48        1.79
Cash dividends paid per share                0.225        0.225        0.225        0.675        0.90


Return on assets (annualized net income
  divided by total average assets)           0.98%        0.97%        1.34%        1.06%       1.30%

Return on equity (annualized net income
  divided by average stockholder's equity)  10.09%        9.71%       13.57%       10.58%      13.32%


Weighted average shares outstanding      7,986,967    8,202,120    8,396,165    8,169,670   8,416,356

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